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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
    (2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

                            ONLINE POWER SUPPLY, INC.
                (Name of Registrant as Specified in Its Charter)

                     JAMES F. GLAZA AND JEANNETTE A. GLAZA,
                         FALCON FINANCIAL SERVICES, INC.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
         1)   Title of each class of securities to which transaction applies:
         2)   Aggregate number of securities to which transaction applies:
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              pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         4)   Proposed maximum aggregate value of transaction:
         5)   Total fee paid:
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1)   Amount Previously Paid:
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         4)   Date Filed:


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                                       1

                                  [FALCON LOGO]

                                 March 25, 2002


TO:
All OnLine Power Supply, Inc. Shareholders


FROM:
James F. Glaza
President
Falcon Financial Services, Inc.

RE:  Proxy Voting

I, together with Jeannette Glaza and on behalf of Falcon Financial Services, Inc. ("Falcon") (together, "we" or "us"), am sending you this proxy statement and the accompanying proxy to be used at the 2002 annual meeting of shareholders for OnLine Power Supply, Inc. (the "Company"), or at any special meeting in lieu of an annual meeting at which directors may be elected. Although the Company has not yet announced the date of the 2002 annual meeting, last year's annual meeting was held on the third Thursday in June, pursuant to the Company bylaws. The third Thursday of June this year is June 20, 2002. Because I do not have a complete shareholder list, I URGE YOU TO CONTACT EVERY PERSON YOU KNOW WHO OWNS STOCK IN THE COMPANY TO BE CERTAIN THEY CONTACT ME TO GET A PROXY FROM FALCON.

I am also enclosing a written consent to action of the shareholders in lieu of a meeting, which will be effective prior to the annual meeting, if signed by holders of at least 50% of the outstanding shares, i.e., more than 11 million, are received prior to the meeting. I URGE YOU TO SIGN, DATE, AND RETURN THIS CONSENT AS SOON AS POSSIBLE.

This proxy statement and accompanying proxy, and the written consent to action of the shareholders, are first being distributed on or about March 25, 2002.

I am seeking your support to elect four Directors to the Company's Board, three of whom will be new outside directors. I believe you deserve a Board that is prepared to take decisive action to get the Company on track.

I believe these actions have become essential to the successful future of the Company due to the current problems I see, including:
    o Rarely, if ever, have projections or expectations been met, and we are now approximately three years behind revenue projections publicly announced in November, 1998.
    o Promised public communications have been very rare and of minimal significance. (Why wasn't the hiring of a new COO announced?)

    o Salaries and stock options are out of line, i.e., not commensurate with experience or accomplishments.
    o There is scant management experience in the Company and no new experience is being brought in.
    o Management, leadership and decisions are all concentrated at the very top for all aspects of the Company.
    o Management neither encourages nor tolerates dissenting/differing opinion, whether from the staff or the Board.
    o    Sales and, therefore, revenue are virtually nonexistent.
    o There is little concern or planning about potential competition from either alternative technology or patent circumvention.
    o Over $16 million has been burned through with no profits, and shareholder equity? is nearly depleted.
    o The Company has virtually destroyed its credibility by an accumulation of half-truths and misinformation.
    o The Company considers its performance to be satisfactory, with no additional help needed or wanted. How can the obvious problems be fixed if they aren't even recognized?
    o Several individuals who I interviewed, attempting to involve them with the Company, declined involvement because of these obvious management problems.
    o An ineffective Board of Directors has been unwilling, or unable, to force necessary change.
    o    We see no real prospects of improvement without a change in the Board.

Many shareholders have expressed to me major concerns about the lack of significant results from their investments in the Company. For some time I have had similar concerns. As the result of continuous observation, research and reflection, I have become convinced the problem is primarily a result of poor leadership and staffing decisions. I believe the Company needs to make significant changes in order to effectively realize the potential of the revolutionary technology patented by the Company.

From my perspective, the Company seems to believe that some things are going well. From what we can tell, apparently:

    o The 48V Power Supply (the "48V") has completed its design phase and samples have been assembled and forwarded to key prospects. It seems to have met its design objectives.
    o The product is supposedly undergoing technical tests, which are required before the product is ready for market.
    o Assuming the product passes these tests with no major problems, it has been projected that the Company should be in volume production within the second quarter.

However, these assertions by the Company have been denied by some internal Company personnel. In any event, the availability of the 48V is over 17 months behind the schedule announced in the 1999 Annual Report (10-KSB), dated March 30, 2000. If history repeats itself, I believe there will be future significant delays. If the sales department does not


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execute effectively, the high level of revenue most of us have been led to expect from numerous public releases may be seriously delayed. Even if the product reaches the market as targeted and significant revenues are realized as hoped, we believe the underlying problems described below will severely inhibit the rate of growth in revenues and profit that this technology promises, i.e., growth and profit will occur, but not at the rate they should.

Lack of Business Results

The significant revenues and profits that we expected have not materialized. We believe this has resulted from delays in release of products and ineffective marketing and sales of our initial product the Power Factor Correction ("PFC") module. We realize that delay is possible in any research and development effort. When, however, the lack of performance stretches over several years, and our treasury is depleting steadily while revenues remain negligible, frustration becomes a mandate to action.

Missing revenue targets could be attributed to many things, the most likely of which are: o Overly optimistic sales estimates o The inability to meet planned product availability dates o Poor sales department strategies to sell the PFC

We believe the first item, over-optimism, is caused by a failure of the management team. It reflects lack of understanding of the market and what makes prospects buy. We believe this key task of market development has been executed poorly, primarily because of poor judgment and lack of experience in the market. Even though the PFC has been in the market for a year, according to its periodic reports through the third quarter of 2001, the Company has not realized any significant PFC revenue from anyone other than our one original customer.

We believe significant profit and a rise in stock value cannot be realized until sales volumes are sufficient to absorb overhead, including the ongoing costs of research and product development. The Company was expected to absorb more of the costs as gross margins grew. However, gross revenues have remained very modest and profits are non-existent.

We believe that this continued, repeated failure to meet expected product availability dates and to obtain the revenues and profits investors were led to expect are the major reasons for the dismal performance of the stock.

Inefficient Lab/Product Development Performance

The release of the PFC to the market was over a year beyond what we were led to believe would happen. This and other delays caused the availability of the 48V to extend approximately more than year beyond the availability of the PFC. This is extremely disappointing to us considering I and other shareholders were told repeatedly that the 48V was a simple 3 to 6 month development effort after the PFC was finished.

In May 2001, the Company brought in Jerry Zebrowski to head up operations (research, product development, purchasing, manufacturing, sales and marketing) and to speed time-to-market.


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
Previous to his hiring, we were not aware of any key product strategy decisions that were made to improve time-to-market. Nor are we aware of any communication to the shareholders that even so much as acknowledged the importance of this objective.

Many people, including many in the Company, reported to me that they were delighted with Jerry's organizational efforts. For the first time, lab personnel had assigned, documented action items with aggressive target dates. The action items were tied together via an overall planning system using a Gantt chart approach implemented by Jerry Zebrowski and Garth Woodland. The departmental walls were taken down and personnel were assigned tasks based on managing the time line aimed at an earlier product release, rather than being assigned only to tasks in their department. Experienced developers who have observed how the Company laboratory functions tell me that they believe the previous lack of such formal processes is one of the major reasons product delays occur and a sense of urgency is lacking.

Following the June 2001 annual meeting, however, the situation deteriorated rapidly. I first became aware of this when I was informed that Jerry and Garth had been released. I then received input from three internal sources that the releases resulted primarily from employee and management resentment against being held accountable.

Although I had hoped that many of the desirable processes and procedures that Jerry and Garth had initiated would be retained, communications from Company personnel have led me to believe they have, for the most part, been abandoned, and the development organization has reverted to the more informal, relaxed approach.

Chris Riggio and Garth together documented numerous problems they perceived from their unique perspective. They indicated that they raised these problems, both verbally and in writing to Company management, even going so far as to threaten to leave if the problems weren't resolved. The Company's response to that threat was to terminate Jerry Zebrowski. Subsequently, Garth, as promised, raised his correspondence to the Board. The result? Garth and another who supported him were terminated. Garth was told that he was released because health problems prevented him from working - an assertion he denies vigorously. In my opinion, there can be no greater failure of leadership than to deny and excise dissenting opinion, especially when that opinion is fully supportable and has the goal of Company success.

Ineffective Sales and Marketing

As previously noted, the Company has had no profits from the PFC, even though it was projected to have a significant impact on 2001 revenues and profits. We believe this stems from two primary problems:
    o The lack of technical expertise, experience and effort in the sales and marketing department
    o    A poor sales strategy for the PFC

The two "International Directors of Sales", who are paid over $100,000 each annually, have no college education and no formal training in marketing and the management of sales efforts in the business-to-business environment in which the Company finds itself. I firmly believe that the


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
Company has underestimated the effort and resources required to move a product in this type of market.

Another reason why sales of the PFC are lacking is the implementation of a poor sales strategy. It would appear that, in efforts to sell the PFC, most of our prospects were made aware of the development of the 48V. The Company's 2000 annual report admitted as much, stating: "Many potential users of the technology want to wait until our follow-on 48 volt power supply product line is available from us later in 2001." We believe this has caused many prospects to defer their decision to use our technology until the more complete product is available. The need to hire an experienced sales and marketing executive with a proven track record of success, a person who has demonstrated understanding of the management techniques required to lead the sales of a potentially large Company, is obvious, it would appear, to everyone except the Company. At the December 2000 shareholders' meeting, the need to add a seasoned sales and marketing executive was acknowledged, yet no action to do so has been initiated.

Where Does That Leave Us?

The Company has offered numerous reasons over the years why it has had such limited success. Among those offered was the need for it to be responsive to its first (and only) end user, necessitating numerous expensive and time-consuming modifications to meet that user's ever expanding demands. This strategy of capturing an important original equipment manufacturer (OEM) at almost any cost was ultimately successful, if a purchase order is success. Unfortunately, the OEM out-negotiated the Company, the Company has net losses, and we still can't tell the world who the OEM is, a prohibition still in effect as this letter is written.

The Company has admitted to me the shortcomings of this contract, but has, to date, been unable to rectify them. We are selling our PFC units with profit margins insufficient to absorb the Company's associated product overhead. The Company has unilaterally absorbed all requested modifications without requiring the OEM to pay any portion of the expenses. Even if the Company takes steps to rectify this untenable situation, we believe that they are too little and too late, and reflective of the lack of experience and professionalism prevalent throughout the Company.

The excuse used by the Company for developmental problems has been disagreements between R & D (Chris Riggio & Garth Woodland) and the engineering and technical staffs, and disagreements between Chris and Garth themselves, leading to inefficiencies and lack of productivity. While there is no question that numerous R & D problems have existed and continue to exist, we believe the causes clearly and demonstrably lie in the lack of structure, absence of accountability, unwillingness to delegate and a general laissez faire attitude.

The sales and marketing efforts are, by any reasonable standard, a dismal failure. Despite this continuing failure, the Company awarded salary increases for several employees of over 60%, plus significant option grants that that we find appalling. There is no question regarding the critical importance of sales to the Company's success. Yet despite efforts by some members of the Board, internal Company staff and numerous shareholders to urge the hiring of personnel with sufficient experience, the Company has not done so.

Many of you are aware of the family connection among several Company personnel. While I am ignoring several other definable problem areas in an effort to be as brief as possible, shareholders might think I am not aware of what's going on at the Company without acknowledging the nepotism issue. In all candor, nepotism is not the genesis of the fundamental problems plaguing the Company, it simply facilitates and magnifies them. Given the current situation, I believe it is an issue not likely to be resolved satisfactorily without a change in the Board.

In Summary

The Company management will, I'm sure, vehemently defend its actions and offer seemingly logical, factual rebuttal. While it is true that problems are to be expected in the development of new, promising products, we do not believe such problems are being dealt with successfully and do not believe success is just around the corner without a significant change in the direction of management.

We believe that the election of new directors will not disrupt to the operation of the Company, but rather will result in a smooth transition into more effective management. We believe that a new Board will facilitate the Company's ability to raise additional essential capital and promote future customer orders. We believe potential lenders, investors, and customers will not feel threatened by this action but will see it as a positive step for the Company. While we do not anticipate any major personnel moves, we do anticipate significant changes in organization and procedures with the election of a new Board. We also anticipate that the Board may decide to add a fifth member to avoid potential deadlock, and may fill that vacancy. Any such director would be up for election at the 2003 annual meeting.

New Board Strategy

The new Board is structured to have a broad base of business experience with particular expertise in areas where we need to shore up the ineffectual areas of the Company's organization. This experience is highlighted in the short resumes that follow.

The primary task of any board is to protect and enhance shareholder value. The present Board seldom takes the time to get involved beyond the limited detail presented by the CEO in Board meetings. As you will see in the following list of objectives and new procedures, our approach to executing this primary task will be much different:

    o Each member will have oversight responsibility for one or two key areas in the business. This means they will periodically go beyond the information presented in the Board meetings to meet directly with the people who are part of their oversight area(s). The primary purpose of these meetings will be to offer suggestions on plans, programs, strategies, etc., formed by the operating departments. The secondary purpose is to make sure these departments are using the Company's resources effectively and that the information reaching the Board in its meetings is a true reflection of what is


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
         occurring. This approach tends to allow CEOs to manage the flow of data to the Board to reflect only the view they wish to portray.
    o None of the directors we have nominated would have conflicts of interest that might cause them to make biased decisions.
    o The Board will participate actively in development of the business strategy rather than just approve that presented by the management team.
    o The Board will review the performance of the CEO annually and help the CEO focus on how to improve areas in which he/she may be somewhat deficient.
    o The Board will review each director's performance annually and act to replace any member found significantly deficient. Each director will be asked to rate each other director in, for example, such areas as strategic thinking, quality of executing their oversight responsibilities, integrity, vision, judgment, level of participation, decision making, etc.
    o The Board will ask shareholders to evaluate the Board on their performance. This information will be shared with shareholders.

On a Personal Note

Most of you know that I virtually dedicated nearly two years of my life to raising capital for the Company. I have been, and remain, the Company's biggest booster. I have unwavering confidence in the Company's startling technology and am unshaken in my belief that the Company will prosper to our collective benefit. Given the current situation, however, it is clear we need to accelerate the process. I have offered the Company numerous candidates to join the staff and the Board. All have been rejected. I have asked other shareholders to try to sway the management in the right direction. All have been rebuffed. I see no alternative but to force the Company onto a more desirable path.

In his current bestseller Good to Great, author Jim Collins' research can be summarized in a few words: "...great leaders... FIRST got the right people on the bus, the wrong people off the bus, and the right people in the right seats - and THEN they figured out where to drive it." Even more compellingly, he says:
"...AND AT THE SAME TIME [you must] have the discipline to confront the brutal facts of your current reality." It is time we confront ours. Return your proxy to FALCON!

If you have any questions or require any assistance in executing or delivering your proxy, please call us at 1-800-670-8745.


Very Truly Yours,




James F. Glaza
President,
Falcon Financial Services, Inc.

                       2002 ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                            ONLINE POWER SUPPLY, INC.


                                 PROXY STATEMENT
                                       OF
                   JAMES F. AND JEANNETTE A. GLAZA ("GLAZA"),
                           FALCON FINANCIAL ("FALCON")


         THIS SOLICITATION IS BEING MADE BY FALCON AND GLAZA AND NOT ON
                BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

1.       General Information

OnLine Power Supply, Inc. (the "Company") has not yet set a time and location for the annual shareholders meeting, nor has it set the "record date" (the date that entitles owners of record to vote their shares - see #4 below). Last year's annual meeting was held on the third Thursday in June, pursuant to the Company bylaws. The third Thursday of June this year is June 20, 2002. The principal executive offices of the Company are located at 8100 S. Akron St. #308, Englewood, CO 80112.

Falcon is soliciting from you your written consent to elect the Falcon Nominees. If holders of a majority of the shares of common stock of the Company sign the written consent, the Falcon Nominees will be elected immediately. However, if an insufficient number of shareholders sign and return the written consent, we will need to vote for the nominees at the annual meeting (only a plurality of votes is required to elect directors at the annual meeting). Thus, we are also soliciting your proxy for the 2002 annual meeting, or any special meeting held in lieu of the annual meeting at which directors may be elected.

2.       The Falcon Nominees

Falcon proposes that THOMAS L. GLAZA, GARY A. YOUNG, DAVID STEIN, and KENNETH A. CASSADY be elected as Directors of the Company, either by written consent of the holders of a majority of the shares of the Company's common stock or by a vote of a plurality of such shares at the 2002 Annual Meeting, or any special meeting held in lieu of the annual meeting. If elected by written consent of the shareholders, each of the Falcon Nominees will hold office until the Company's 2002 annual meeting (at which time they likely will be nominated for reelection until the 2003 annual meeting), and until his or her successor is elected or until his or her death, resignation, retirement or removal.

The Falcon Nominees have furnished the following information regarding their principal occupations and certain other matters. Each of the Falcon Nominees has consented to be named herein and to serve as a director if elected.

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
------------------------------------ ---------------------------------------------------------------------------------
NAME, AGE AND BUSINESS (OR           PRINCIPAL OCCUPATION OR EMPLOYMENT DURING THE LAST FIVE
RESIDENCE) ADDRESS                   YEARS, AND OTHER DIRECTORSHIPS
------------------------------------ ---------------------------------------------------------------------------------
THOMAS L. GLAZA (67)                 Current Occupation:  Retired.  Member of the Board of three companies:
370 Fallen Leaf Lane,                   o     OnLine Power, Inc.
Roswell, GA  30075                      o     CEMIS, a privately held company located in Laguna Hills, CA. They are
E-mail:  tlg22@mindspring.com                 a $2 million supplier of Web-based business systems and services primarily focused on improving the efficiency and time-to-market of new product releases and product revisions.  This business area is normally referred to as "Product Life Cycle Management."
                                        o     Global Entertainment, a public company located in Miami, FL. They are a $5 million supplier of software for Web-based gaming, e.g., sports book and casino games.

                                     Areas of Significant Expertise - Strategy, business development (external partnerships), sales, marketing, accounting, employee compensation and personnel programs, software development, manufacturing support systems, business measurement systems.

                                     Expected Oversight Responsibility - Strategy, business development, accounting, employee compensation.

                                     Business Experience
                                        o     Mapics/Marcam Corp. for 7 years. A NASDAQ listed company with sales of $170 million. A leading supplier of Enterprise Resource Planning
                                              (ERP) systems and implementation services. These systems are designed to improve the performance and efficiency of manufacturing and distribution systems. He held positions as the Vice President of
                                              Marketing and Vice President of Business Development and Strategy. He
                                              retired from this company in 2000.
                                        o     GMD Systems Corp. for 7 years. A privately held company with sales of
                                              $9 million. This company supplied software, education, and consulting services for companies implementing Computer Integrated Manufacturing systems. He was the founder and CEO/COO.
                                        o     IBM Corp for 26 years. He held various positions in field sales and sales management in Grand Rapids, MI and Portland, OR. He served in marketing and marketing management positions in White Plains, NY,
                                              Munich, Germany, and Atlanta, GA. He received many awards for outstanding sales leadership. He led IBM's early efforts in developing early versions of ERP systems for which he received two
                                              IBM "Outstanding Contribution" awards.
                                        o     Education- BBA 1957 and MBA 1959 University of Michigan School of
                                              Business Administration.

GARY A. YOUNG (60)                   Current Occupation:  Business Consulting, Author, builder:
712 Hillview Court                      o     Provide business management consulting in the area of leadership,
Fort Collins, CO  80526                       employee satisfaction and business controls.  Presently helping
E-mail: garyalanyoung@attbi.com               foes of the Hewlett Packard / Compaq merger.
                                        o     Author of a business management book on the web, "The Disruptive
                                              Technology Advantage" which explains how companies can use technology that "upsets" traditional business practices in order to create new markets and wealth for the shareholders.
                                     Areas of Significant Expertise: Creating value through technical management and results in operations, finance, engineering, marketing and manufacturing.
                                     Skills include high technology product development, strategic planning and execution, management of complex manufacturing environments, innovative motivation of "difficult" people and team management techniques, organizational re-engineering, cost control, and overall business controls.

                                                        10

                                     Expected Oversight Responsibility:  Strategy, product development, manufacturing planning, and business controls.

                                     Business Experience:
                                        o     General Manager of Hewlett-Packard's Technology Center in Colorado
                                              Springs for 6 years: The center was losing nearly $2 million on $16 million in revenue. Under Gary's leadership, revenue grew to $80 million with double-digit net profits while customers received an average of 40% in price reductions.
                                        o     Manager of Hewlett-Packard's Integrated Circuits Fabrication
                                              Facilities in Loveland and Fort Collins Co for 4 years: he managed the conception and development of a breakthrough "disruptive technology" concept in ink jet printing and its placement into production in just 180 days. This contribution was a major reason why
                                              HP became a leader in ink jet printing technology. His leadership and efforts in business control helped to increase productivity over
                                              300%.
                                        o     Vice President of Engineering Systems Corp: Managed two successful international acquisitions that involved complex analysis of the accounting systems used by foreign companies. Subsequently he became responsible for Data Magnetics, LTD Hong Kong and Atlas Electronics,
                                              LTD. Singapore, and managed them by using expatriate managers.
                                        o     Product Marketing Manager, Hewlett Packard Co. Surveying Products:
                                              The major contribution made was the analysis that Hewlett-Packard should not be in the surveying business.
                                        o     Program Manager: Developed all the manufacturing processes to make the instrument enclosures and common parts used by various divisions of Hewlett Packard Co.
                                        o     Education: MBA in Finance, 1971, Oregon State University. BS
                                              Mechanical Engineering, 1964, University of Colorado, Boulder Over
                                              200 additional graduate hours in a variety of disciplines.

DAVID STEIN (54)                     Current Occupation:  President and Owner, The Stein Advantage, Inc.
The Stein Advantage, Inc.               o     His sales consultancy coaches companies to win large accounts in
69 Woodland Road                              highly competitive sales environments.
Mahopac, NY  10541                      o     Author of How Winners Sell: 21 Proven Strategies to Outsell Your
Dave@thesteinadvantage.com                    Competition and Win the Big Sale, Bard Press, May 2002.
                                        o     Member of the Board - Global Entertainment Equity Holdings/Equities
                                              (GAMM.OB), a publicly held company based in Miami, Florida, which supplies software for web-based casino and sports book gaming.

                                     Areas of Significant Experience: Competitive sales strategies, political positioning for business, sales development, international sales, analyst relations, strategic and tactical marketing.

                                     Expected Oversight Responsibilities:  Sales and marketing.  Specifically, competitive sales strategies, development and adherence to sales processes and relation execution, value selling orientation, and development of sales channels.

                                     Business Experience:
                                        o     Marcam Corporation for 4 years: A $200 million public software company serving the global industrial enterprise marketplace.


                                                        11

                                              As Director of Worldwide Sales Development, he reengineered large account sales and marketing processes to improve competitiveness and productivity worldwide. As Corporate Consultant/VP Marketing, he managed key alliances, industry analysts and competitive positioning.

                                        o     Datalogix International for 9 years: Formerly a $40 million, publicly-held industrial enterprise software and services company, now owned by Oracle Corporation. As Vice President of Marketing, he
                                              was responsible for communications, corporate identity, lead generation, strategic alliances, customer relations, etc. As Vice
                                              President and Vice President/Director of International Operations,
                                              based in London, then Rotterdam, he co-designed and co-managed
                                              European expansion strategy in sales and marketing, and built a marketing team to assure new generation product would meet the needs of multinational companies. As Vice President of Operations, he created, managed and grew all customer services and internal educational services, and as Vice President of Sales, he created and managed direct sales and established third party marketing relationships.
                                        o     National Sales Manager, Fortune Systems Corporation for 1 year.
                                              Fortune was first provider of Unix-based work-group sized computers.
                                        o     Woodland Data, Inc., Owner/President: Software consulting firm specializing in business applications. Sold company in November 1984 to Datalogix International.
                                        o     In his youth: Processional musician, bandleader, arranger, and teacher. Recording credits include Fred Waring, the Chambers
                                              Brothers, Wilson Pickett, Frankie Valli and the Four Seasons, and the
                                              Bob Crewe Generation. o Education: Bachelor of Arts at CCNY.
                                              Completed coursework for Masters of Music at Lehman College, Bronx,
                                              NY.

KENNETH A. CASSADY (48)              Current Occupation: President and Owner of CLA, LP     Spring, TX
222 N. Tranquil Path Drive                    o   CLA manufactures stainless steel fittings for high-pressure hose
The Woodlands, TX  77380                          applications. The products are sold through several large
E-mail cassady@ev1.net                            distributors/manufactures of high-pressure hose to global
                                                  markets.  Industries served include water jet, oil and gas, and industrial processing.
                                              o   CLA has sales of approximately $2 million, employs 20, and has produced a growth rate of 25% for several years.
                                              o   CLA's facility primarily uses CNC (computer managed) equipment, and is located in north Houston.
                                     Areas of Significant Experience- Turnarounds, finance, manufacturing of electronics products, marketing, direct and indirect channel sales management, enterprise system activation, best business practices implementation, financial and performance measurement reporting processes, employee compensation programs, employee involvement programs, MRP II (Management
                                     Resource Planning), strategic planning, tactical objectives management, procurement, contracts, and general management of 1,500 person organizations.

                                     Expected Oversight Responsibility: Operational and financial performance, marketing, and product management.

                                     Business Experience:

                                        o     Telxon for 2 years. A NYSE listed company with sales of $400 million, which had experienced significant financial and operational performance problems. Texlon produced and distributed wireless computer and communication products. After significant

                                                        12

                                              improvements it was purchased by its primary competitor. He served as the company's President and Chief Operating Officer.
                                        o     Monarch Marking Systems for 3 years. A privately held company with sales of $300 million, which had experienced financial and operational problems. Monarch produced bar code printers and supplies. After significant improvements the company was sold to a
                                              NYSE company. He served as the company's President and Chief
                                              Operating Officer
                                        o     Lockheed Martin for 17 years. A NYSE company with sales of $27 billion, primarily a government contractor of aerospace products, information systems, electronic products, and project management. He served as a Group Controller, Vice President of Mergers and
                                              Acquisitions, Vice President of Business Operations for the
                                              Information Group, and Group CFO for the Environmental Group.
                                        o     Coopers & Lybrand, CPAs for one year.
                                        o     John H. Harland Company for 6 years. This company manufactures check and bank supplies. He held supervision and production positions.
                                        o     Education and Professional- BBA 1978 University of North Florida, CPA
                                              licensed in Florida 1979.


Falcon Nominees beneficially own the following number of shares of Company stock (common):

----------------------------- --------------------------------------------------
NAME                          Number of Common Shares
----------------------------- --------------------------------------------------
Kenneth Cassady               None
----------------------------- --------------------------------------------------
Thomas Glaza (1)              133,662   (2)
----------------------------- --------------------------------------------------
David Stein                   None
----------------------------- --------------------------------------------------
Gary Young                    32,687
----------------------------- --------------------------------------------------

(1) Mr. Thomas Glaza has served as a Director of the Company since July 1999, and his current term of office expires at the 2002 Annual meeting.
(2) Includes 29,500 options that could be exercised, although Mr. Thomas Glaza has stated he has no intention of doing so at this time. Of the total, 18,180 shares are owned by Mr. Thomas Glaza's adult children. He disclaims any beneficial interest in these shares.

To the knowledge of Falcon, there are no material proceedings in which any of the Falcon Nominees is a party adverse to the Company or proceedings in which such Nominees have a material interest adverse to the Company and no occupation or employment was carried on by any of the Nominees with the Company. There are no arrangements or understandings between any of the Nominees and any other party pursuant to which any such Nominee was or is to be selected as a director or Nominee.

3.       Nomination and Quorum Requirements; Voting Procedures

Election of the Falcon Nominees to the Company's Board of Directors requires either 1) the consent of shareholders holding a majority of the common stock of the Company, or 2) the affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the 2002

Annual Meeting, provided that a quorum is present. The presence in person or by proxy of holders of at least a majority of the Company shares entitled to vote at the 2002 Annual Meeting would constitute a quorum.

Based on publicly available information, Falcon believes that the Company common stock is the only class of voting shares of the Company and that all outstanding shares as of the close of business on the record date, which will be set by the Company, will be entitled to vote at the 2002 Annual Meeting. Subject to the foregoing, each share will be entitled to one vote. The accompanying proxy will be voted in accordance with the shareholder's instructions on such proxy:
Shareholders may vote for the election of the entire slate of Falcon Nominees may withhold their votes from any one or more of the Nominees by writing the name of any such Nominee in the space provided on the proxy.

Notwithstanding the foregoing, FALCON URGES SHAREHOLDERS TO SIGN THE WRITTEN CONSENT. FALCON ALSO URGES YOU TO VOTE FOR ALL OF THE FALCON NOMINEES ON THE ENCLOSED PROXY. If no direction is given and you return the proxy to us, the enclosed proxy will be voted for the election of all of the Falcon Nominees. Election of directors at the annual meeting is by plurality vote. Shares not voted, including broker non-votes, and shares voted to abstain from such vote will not be taken into account in determining the outcome of the election of directors, so long as a quorum is present.

4.       Voting Your Shares and Revocability of Proxy

You may vote on the proxy even if you have previously voted a proxy provided to you by the Company. You may change your vote after you have submitted a proxy--only your latest dated proxy counts. Execution and delivery of a proxy by a record holder of shares will be presumed to be a proxy with respect to all shares held by such record holder on the record date unless the proxy specifies otherwise. The Company has not yet set the record date. Only holders of record as of the record date will be entitled to vote. If you are a shareholder of record at the close of business on the record date, you will retain your voting rights for the 2002 Annual Meeting even if you sell your shares after the record date. Accordingly, it is important that you vote the shares held by you on the record date, granting a proxy to vote such shares on the proxy, even if you sell your shares after the record date.

Your proxy is revocable, and you may revoke your proxy at any time prior to its exercise by attending the 2002 Annual Meeting and voting in person (although attendance at the 2002 Annual Meeting will not in and of itself constitute revocation of a proxy), by giving oral notice of revocation of your proxy at the 2002 Annual Meeting, or by delivering a written notice of revocation or a duly executed proxy relating to the matters to be considered at the 2002 Annual Meeting and bearing a date later than the date on your signed proxy to the secretary of the Company at 8100 S Akron St #308, Englewood, CO 80112.

Unless revoked in the manner set forth above, proxies in the form enclosed will be voted at the 2002 Annual Meeting for the election of directors in accordance with your instructions. In the absence of such instructions, such proxies will be voted for the election of the Falcon Nominees (including any substitutes if any Falcon Nominee is unable or unwilling to serve). If any other matters are properly brought before the 2002 Annual Meeting, such proxies will be voted on such matters as Falcon, in its discretion and consistent with applicable law, may determine.

IF YOU SIGN THE WRITTEN CONSENT TO ACTION, YOUR CONSENT MAY NOT BE REVOKED once the action becomes final, which could happen at any time, upon the consent of shareholders holding a majority of the shares.

YOUR VOTE IS IMPORTANT. WE URGE YOU TO VOTE FOR THE ELECTION OF THE FALCON NOMINEES BY RETURNING THE WRITTEN CONSENT AND BY SIGNING, DATING AND MAILING THE ENCLOSED PROXY TODAY. If you have already sent a proxy to the Board of Directors of the Company, you may revoke that proxy and vote for the election of the Falcon Nominees by signing, dating and mailing the enclosed proxy.

PLEASE REVIEW VOTING INSTRUCTIONS ON THE ATTACHED PROXY.

If you have any questions about the voting of shares, please call Falcon Financial Services, Inc., toll-free at 1-800-670-8745.

5.       Solicitation of Proxies

Proxies will be solicited by mail, telephone, facsimile, e-mail, or in person. Information regarding executive officers, employees and other representatives of Falcon who may solicit proxies or assist in the solicitation of proxies is set forth in the table below. Except as set forth herein, none of the Falcon Nominees or the persons listed in the table below has any substantial interest in any matter to be acted upon at the 2002 Annual Meeting. Falcon does not, at this time, intend to retain commercial solicitation or advisory services to assist in this matter. Should such services be retained in the future, the terms of such an agreement will be made available. The entire expense of soliciting proxies for the 2002 Annual Meeting is being borne by Falcon. Falcon will seek reimbursement for such expenses from the Company without a shareholder vote if its Nominees are elected. Costs of this solicitation of proxies are expected to be approximately $20,000.00, primarily in legal and mailing costs. Total incurred to date in furtherance of or in connection with the solicitation of proxies are approximately $12,000.00. See the table below for list of potential solicitors and their holdings of the Company's common stock.

The following table sets forth the name and present principal occupation or employment of certain associates of Falcon who may also solicit proxies. The business address of each such person is c/o Falcon Financial Services, Inc., 15435 Gleneagle Drive, Ste 210, Colorado Springs, CO 80921. Each person listed below is a citizen of the United States. To the extent the matters to be acted upon at the 2002 Annual Meeting may have an effect on the future business of the Company, the individuals identified in this table may be deemed to have an interest in such matters as a result of their beneficial ownership of shares of the Company's common stock.

----------------- ------------------------ ----------------------------------
          Name    Occupation/Employment    Beneficial Ownership of Company
                                           Shares
----------------- ------------------------ ----------------------------------
James Glaza       Financial Planner        779,440 (1)
----------------- ------------------------ ----------------------------------
Jeannette Glaza   Financial Planner        721,879 (2)
----------------- ------------------------ ----------------------------------
Rick Parsons      Financial Planner        172,364 (3)
----------------- ------------------------ ----------------------------------
Terri Kelly       Office Manager           72,689 (4)
----------------- ------------------------ ----------------------------------
Tracy Supan       Receptionist             345
----------------- ------------------------ ----------------------------------
James Doukas      Retired                  15,750
----------------- ------------------------ ----------------------------------
Judy Doukas       Retired                  5,750
----------------- ------------------------ ----------------------------------

(1) Of this amount, 88,244 shares are owned by Mr. Glaza's adult children. He disclaims any beneficial ownership of these shares. He is also custodian for 10,585 shares for his grandchildren.
(2) Of this amount, Mrs. Glaza is custodian for 2,750 shares in accounts for her minor nieces and nephews.
(3) Of this amount, 16,056 shares are owned by Mr. Parson's adult children. He disclaims any beneficial ownership of these shares.
(4) Of this amount, Ms. Kelly is custodian for 14,000 shares in accounts for her minor children, nieces and nephews.

6.       Shareholder Proposals for 2003 Annual Meeting

As of the date hereof, the Company has not disclosed the dates prior to which notices of nominations for election to the Company's Board of Directors or Shareholder proposals in respect of the Company's 2003 annual meeting of Shareholders must be delivered to the Company. Falcon believes that, in determining these dates, the following principle, in addition to certain provisions of state law and the bylaws, will apply:

Under Rule 14a-8 promulgated under the Securities Exchange Act of 1934, in order for Shareholder proposals to be considered for inclusion in the Company's proxy statement for the 2003 annual meeting of Shareholders, such proposals must be received by the Secretary of the Company at 8100 S. Akron St. #308, Englewood, CO 80112, not less than 120 calendar days prior to the date of the proxy statement released by the Company in connection with the 2002 Annual Meeting. If an annual meeting is not held in 2002 or the date of the 2003 annual meeting varies by more than 30 days from the date of the 2002 Annual Meeting, the Company will be required to establish a deadline a reasonable time prior to printing and mailing its proxy materials for the 2003 annual meeting.

Further information regarding the applicable dates for nominations of directors and Shareholder proposals will be contained in the Company's proxy statement for the 2002 Annual Meeting.

7.       Certain Relationships and Related Transactions

To the knowledge of Falcon, none of the Nominees, their immediate family members, any corporation or organization of which any of the Nominees is any executive officer or partner, or is directly or indirectly the beneficial owner of 10 percent or more of any class of equity securities, or any trust or other estate in which any of the Nominees has a substantial beneficial interest or serves as a trustee or in a similar capacity, has been indebted to the Company or its subsidiaries at any time since January 1, 2001, in a amount in excess of $60,000, nor have they had any transactions with the Company during that time exceeding $60,000.

To the knowledge of Falcon, none of the relationships regarding the Nominees described under Item 404(b) of Regulation S-K exists or has existed since January 1, 2001, there are no relationships involving any of the Nominees that would have required disclosure under Item 402(j) of Regulation S-K had the Nominees been directors of the Company.

8.       Compensation of Directors

Mr. Thomas Glaza, along with the other non-executive Directors of the Company, currently receives nonqualified options to purchase 10,000 shares Company common stock for each year of service on the Board of Directors, at an exercise price equal to the market price of the Company's shares on the date the options are granted. The Company also pays travel expenses for the non-executive Directors, including Mr. Thomas Glaza, to attend the meetings of the Board. The Directors do not receive any other compensation for their services.

If elected, each Falcon Nominee also will receive yearly options to purchase 10,000 shares of the Company's stock. The terms of such grants will be controlled by the Company in accordance with the Company's stock option plan. The Nominees will also be reimbursed for fees and expenses incurred in the fulfillment of their position as directors of the Company. Each of the Falcon Nominees, if elected, will be indemnified for service as a director to the same extent indemnification is provided to other directors under the Company's Articles of Incorporation. Also, upon election, the Falcon Nominees will be covered by the Company's officer and director liability insurance, if any.

To the knowledge of Falcon, none of the Nominees has received any material cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other material compensation, from, or in respect of, services rendered on behalf of the Company, or is subject to any arrangement described in Item 402 of Regulation S-K under the Securities Act of 1933 (Regulation S-K), other than Thomas L. Glaza, who has served as a Director of the Company since July 1999, and has been compensated as such. Other than as set forth above, Falcon is not aware of any other material arrangements pursuant to which any Falcon Nominee was to be compensated for services during the Company's last fiscal year. See the table above for a listing of the Falcon Nominees' holdings of the Company's common stock.

9.       Other Matters

Falcon is not aware of any other substantive matter to be considered at the 2002 Annual Meeting. However, if any other matter, such as approval of the Company's auditor's contract, properly comes before the 2002 Annual Meeting, Falcon will vote all proxies held by it in accordance with its best judgment and consistent with the federal proxy rules. IF YOU VOTE FALCON'S PROXY, PLEASE DO NOT RETURN THE COMPANY'S PROXY WHEN YOU GET IT,

AS IT WILL NEGATE YOUR VOTE, because the last vote nullifies all before. The information concerning the Company contained in this Proxy Statement has been taken from, or is based upon, publicly available information. Although Falcon does not have any information that would indicate information contained in this Proxy Statement that has been taken from such documents is inaccurate or incomplete, Falcon takes no responsibility for the accuracy or completeness of such information. To date, Falcon has had only limited access to the books and records of the Company.

10.      Important

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the 2002 Annual Meeting, no matter how many shares you own, please sign the written consent to action and give Falcon your proxy for the election of the Falcon Nominees as directors by taking four steps:

         1.   SIGNING THE ENCLOSED WRITTEN CONSENT TO ACTION.
         2.   SIGNING THE ENCLOSED PROXY.
         3.   DATING THE ENCLOSED PROXY.
         4. MAILING THE WRITTEN CONSENT AND THE ENCLOSED PROXY TODAY IN THE ENVELOPE PROVIDED (No Postage is required if mailed in the United States)

IMPORTANT:  SEE THE SPECIAL VOTING INSTRUCTIONS SHEET FOR DETAILED PROCEDURES.

                         Falcon Financial Services, Inc.
          15435 GLENEAGLE DRIVE, SUITE 210 * COLORADO SPRINGS, CO 80921
719 487-7277 *800 670-8745 *FAX:719 487-7278  *E-MAIL: falconfinancial@yahoo.com

   Proxy for 2002 Annual Meeting of Shareholders of Online Power Supply, Inc.

The undersigned hereby appoints James F. Glaza and Jeannette A. Glaza ("Falcon") and each of them, with full power of substitution, as proxies of the undersigned to represent and to vote all shares of common stock, of OnLine Power Supply, Inc. (the "Company"), a Nevada corporation, which the undersigned is entitled to vote at the 2002 Annual Meeting of the Company's shareholders or at any adjournments, postponements or rescheduling thereof, or at any special meeting of the shareholders called by a majority of said shareholders as follows (please check the desired box):

1. Proposal No. 1 - Election of Four Directors by Holders of Shares of Common Stock


     |_|  FOR all nominees listed below      |_|  WITHHOLD AUTHORITY (except as
                                                  marked to the contrary below)
                                                  to vote for all nominees
                                                  listed below


     (Instructions: To withhold authority to vote for any individual nominee, strike a line through nominee's name in the list below.)

         Kenneth A. Cassady, Thomas L. Glaza, David Stein, Gary A. Young

         FALCON RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE.
                       -----------------------------------

In their discretion, Falcon is authorized to vote (1) for the election of any replacement nominee for a nominee for whom the undersigned voted if the original nominee is unable to serve or for good reason will not serve and (2) upon such other business as may properly come before the meeting other than the items set forth above.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

The undersigned hereby acknowledges receipt of the Proxy Statement dated March ___, 2002, of Falcon Financial, relating to the 2002 Annual Meeting of OnLine Power Supply, Inc. The undersigned hereby revokes any proxies heretofore given by the undersigned relating to the subject matter thereof and confirms all that the proxies may lawfully do by virtue hereof. This proxy will remain valid until a vote occurs on these proposals, not to exceed two years from this date.

Dated:                                      Signature:
      -----------------                               -------------------------

Estimated # of Shares                       Signature:
Being voted:                                          -------------------------
            -------------------             Title:
                                                      -------------------------

                                            Please sign exactly as name appears
                                            on your certificate. When shares are
                                            held jointly, signatures should
                                            include both names. When signing as
                                            any other entity, please give full
                                            title as such.

                          SPECIAL VOTING INSTRUCTIONS:
                          ----------------------------

How can you be sure your proxy will count?

Follow one of these instructions:

1. If you know the stock certificate is in your name (IF IT IS STILL RESTRICTED, IT IS IN YOUR NAME), individually or jointly, then:
          1.   Mark your vote
          2.   Sign & Date
          3. Mail to Falcon Financial Services Inc in the return envelope provided.

2. If you know the stock is held in street name, for example, you purchased it on the open marker from a broker-dealer such as Merrill Lynch, or through an online brokerage firm like E-Trade, then:
          1. Your broker-dealer firm should forward you a signed proxy and written consent, allowing you to vote.
          2. Mark your vote on the signed proxy, not on any unsigned proxy you may receive (it must be signed by your broker-dealer).
          3. Mail the completed proxy and the written consent in the return envelope provided.

         If you have not received a signed proxy and written consent from your broker, it is critical that you promptly contact the broker representative responsible for your account and give instructions to vote the proxy FOR the election of the FALCON Nominees as directors and to sign the written consent to action.

3.       If your stock is held by Retirement Accounts Inc. (RAI), then:
          1.   Mark your vote
          2.   Sign & Date
          3. Use your return envelope to mail to Falcon Financial Services, Inc.

4.       If your stock is held by any other custodian, then:
          1.   Mark your vote
          2. Mail to your custodian, instructing them to sign & date the proxy and mail to Falcon Financial Services, Inc.

5.       If you have stock held more than one way, then:
          1. Copy your proxy and the written consent as often as necessary (or request more from Falcon)
          2.   Follow above instructions for each situation

          IMPORTANT: A SEPARATE PROXY AND WRITTEN CONSENT IS REQURIED FOR EACH TYPE OF REGISTRATION

6. If you are not sure which procedure to follow, call Falcon at 800-670-8745 or 719-487-7277

                                  End of Filing